Exhibit 99.1

IFF Reports Third Quarter 2018 Results

Strong financial performance during historic quarter

NEW YORK--(BUSINESS WIRE)--November 5, 2018--Regulatory News:

International Flavors & Fragrances Inc. (NYSE: IFF) (Euronext Paris: IFF) (TASE: IFF) reported financial results for the third quarter ended September 30, 2018.

Nine Months Year-To-Date 2018 Consolidated Summary: Change vs. Prior Year

	Reported (GAAP)			Adjusted (Non-GAAP)¹			Currency Neutral (Non-GAAP)¹
	Sales	Operating Profit	EPS	Sales	Operating Profit	EPS	Sales	Operating Profit	EPS
Consolidated	8%	13%	(4)%	8%	8%	9%	6%	4%	11%

Third Quarter 2018 Consolidated Summary: Change vs. Prior Year

	Reported (GAAP)			Adjusted (Non-GAAP)¹			Currency Neutral (Non-GAAP)¹
	Sales	Operating Profit	EPS	Sales	Operating Profit	EPS	Sales	Operating Profit	EPS
Consolidated	4%	7%	(16)%	4%	4%	5%	4%	3%	12%

¹ Schedules at the end of this release contain reconciliations of reported GAAP to non-GAAP metrics.
2 Excludes Frutarom results as the transaction closed in the fourth quarter 2018.

Management Commentary

“In 1958, van Ameringen-Haebler announced that it would merge with Polak & Schwarz N.V. to create International Flavors & Fragrances Inc. In the sixty years since that historic announcement, IFF has changed significantly, increasing its net sales from $32 million in 1959 to $3.4 billion in 2017,” said IFF Chairman and CEO Andreas Fibig. “IFF has also expanded geographically, grown its portfolio of offerings and deepened its commitment to corporate social responsibility.”

“We are now embarking on the next major chapter of IFF’s history, following the completion of the Frutarom transaction in early October. We believe that our combination with Frutarom, the largest transaction of its kind in our industry, is fundamentally going to expand our customer and employee base and product offerings. We will have greater exposure to fast-growing customers, broader access to attractive adjacencies and a differentiated portfolio with an increased focus on naturals and health and wellness as well as more comprehensive solutions. We believe this will translate into accelerated financial performance as a combined company, with robust top and bottom-line growth, leading to strong returns for our shareholders.

“With all this change comes the bittersweet realization that the third quarter 2018 was our final as legacy IFF. I’m pleased to say we continued to deliver strong results to our shareholders. Against a very strong year-ago performance, top-line trends remained solid – growing 4%. Performance was broad-based – led by new wins and pricing to compensate rising raw material costs – with both business units contributing to results. Bottom-line performance was also strong, as we achieved a double-digit currency neutral adjusted EPS growth. Looking forward, we are excited about the prospects of this historic combination of two world-class companies, entering a new chapter of profitable growth and shareholder value creation.”

Third Quarter 2018 Consolidated Financial Results

  Reported net sales for the third quarter totaled $908 million, an increase of 4% from $873 million in 2017. Excluding the impact of foreign exchange, currency neutral sales increased 4% over the prior year.
  Reported operating profit for the third quarter was $159 million versus $149 million reported in 2017, an increase of 7%. Excluding the impact of foreign exchange and those items that affect comparability, currency neutral adjusted operating profit increased by 3%.
  Reported earnings per share (EPS) for the third quarter was $1.17 per diluted share versus $1.39 per diluted share reported in 2017. Excluding the impact of foreign exchange and those items that affect comparability, currency neutral adjusted EPS improved 12%.

Third Quarter 2018 Segment Summary: Growth vs. Prior Year

	Reported (GAAP)		Currency Neutral (Non-GAAP)
	Sales	Segment Profit	Sales	Segment Profit
Flavors	6%	10%	7%	7%

Fragrances	2%	(2)%	2%	(5)%

Flavors Business Unit

  On a reported basis, sales increased 6%, or $26.4 million, to $436.2 million. Currency neutral sales grew 7%, against a strong year-ago comparison, driven by growth in all categories and all regions.
  EAME increased 7% on a reported basis and 6% on a currency neutral basis, as Europe, Africa and the Middle East all grew high-single-digits. Growth was achieved across all categories, led by strong performances in Dairy, Beverage and Sweet.
  North America improved 10% driven by strong performances in Dairy & Sweet and double-digit growth at Tastepoint℠.
  Latin America increased 6% on a reported basis and 12% on a currency neutral basis driven by strong double-digit growth in Argentina and mid-single-digit growth in Mexico. On a category basis, strong double-digit growth was achieved in Savory and Dairy as well as high-single digit growth in Beverage.
  Greater Asia increased 3% on a reported basis and 4% on a currency neutral basis led by strong growth in India. Growth was achieved in most categories, led by strong double-digit growth in Beverage.
  Flavors segment profit increased 10% on a reported basis and 7% on a currency neutral basis, driven primarily by volume growth and the benefits from productivity initiatives.

Fragrances Business Unit

  On a reported basis, sales increased 2%, or $8.2 million, to $471.3 million. Currency neutral sales improved 2% on a strong double-digit year-ago comparison, with growth in nearly all regions.
  Fine Fragrances decreased 3% on a reported basis and 2% on a currency neutral basis, as strong new win performance was offset by volume softness due to a strong year-ago comparison.
  Consumer Fragrances grew 2% on a reported basis and currency neutral basis. Performance was driven by continued growth in Hair, Home and Fabric Care. On a geographic basis, nearly all regions contributed positively to results.
  Fragrance Ingredients grew 6% on a reported basis and 5% on a currency neutral basis, led by strong double-digit growth in cosmetic active ingredients and continued growth in Fragrance Ingredients.
  Fragrances segment profit decreased 2% on a reported basis and 5% on a currency neutral basis as the benefits from productivity initiatives and cost management were more than offset by unfavorable price to input costs, including the previously announced citral supply issue.

Frutarom Transaction Update

  On October 4, 2018, completed the combination with Frutarom to establish a global leader in taste, scent and nutrition.
  For purposes of calculating diluted EPS in the fourth quarter of 2018, we estimate that there will be a total of approximately 113 million shares to be included in the EPS calculation. This estimate includes 6.3 million tangible equity units. In the third quarter 2018, diluted EPS was impacted by approximately 2.2 million shares given the timing of the equity raise. There was no contribution of earnings from Frutarom in the third quarter of 2018.
  Interest expense following the completion of the $2.8 billion debt raise is expected to be approximately $150 - $155 million. In the third quarter 2018, Net Income was impacted by approximately $1.6 million given the timing of the debt raise.
  The following estimated Frutarom results are shown for informational purposes only, they reflect Frutarom’s results when it was under previous ownership and prior to our acquisition of Frutarom on October 4, 2018. Frutarom’s financial data has historically been prepared under International Financial Reporting Standards (“IFRS”), and not U.S. GAAP and the numbers below were prepared under IFRS. Consequently, these results do not necessarily reflect actual results as if Frutarom had been included in our results for the third quarter of 2018.
    Net sales for the third quarter of 2018 are expected to be between $360 and $365 million, and adjusted EBITDA margin is expected to be approximately 21%.

The Company’s full year 2018 guidance (excluding items impacting comparability) including Frutarom’s results beginning in the fourth quarter 2018 is as follows:

Guidance

Sales	$3.95B - $4.05B
Adjusted EPS*	$6.25 - $6.45

1 See Use of Non-GAAP Financial Measures
* Adjusted EPS is a Non-GAAP metric that excludes restructuring costs and other significant items of a non-recurring and/or nonoperational nature, foreign currency movements, and full amortization for the Company

A copy of the Company’s Quarterly Report on Form 10-Q will be available on its website at www.iff.com or at www.sec.gov by November 7, 2018.

Audio Webcast

A live webcast to discuss the Company’s third quarter 2018 financial results will be held on November 6, 2018, at 10:00 a.m. ET. Investors may access the webcast and accompanying slide presentation on the Company's IR website at ir.iff.com. For those unable to listen to the live webcast, a recorded version will be made available on the Company's website approximately one hour after the event and will remain available on IFF’s website for one year.

Cautionary Statement Under The Private Securities Litigation Reform Act of 1995

This press release includes “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995, including statements regarding our outlook in our full year 2018 guidance, the expected impact of the combination with Frutarom, including expected increase in our portfolio and our customer base, on future growth and accelerated performance and our ability to deliver growth across all of our key financial metrics, and the impact of our actions on value creation for our shareholders. These forward-looking statements are qualified in their entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K filed with the Commission on February 27, 2018 and subsequent filings with the SEC, including the Company’s Quarterly Reports on Form 10-Q. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. With respect to the Company’s expectations regarding these statements, such factors include, but are not limited to: (1) risks related to the integration of the Frutarom business, including whether the acquisition will have an accretive effect on the Company’s earnings and cash flows and the possibility that anticipated cost savings and synergies will not be realized or will not be realized in the expected time frame; (2) the impact of the Company’s recent financings on its liquidity and flexibility to respond to other business opportunities; (3) unexpected costs, liabilities, charges or expenses resulting from the Frutarom acquisition; (4) adverse effects on the Company’s stock price resulting from the Frutarom acquisition; (5) the inability to retain key personnel; (6) potential adverse reactions, changes to business relationships or competitive responses resulting from the Frutarom acquisition; (7) macroeconomic trends affecting the emerging markets; (9) the Company’s ability to realize the benefits of its cost and productivity initiatives; (10) the impact of the disruption in supply of citral from BASF on the price and availability of citral in 2018; (11) the Company’s ability to effectively compete in its market, and to successfully develop new, cost-effective and competitive products that appeal to its customers and consumers; (12) changes in consumer preferences and demand for the Company’s products or a decline in consumer confidence and spending; (13) the Company’s ability to benefit from its investments and expansion in emerging markets; (14) the impact of currency fluctuations or devaluations in the principal foreign markets in which it operates; (15) the economic and political risks associated with the Company’s international operations, including challenging economic conditions in China and Latin America; (16) the impact of any failure or interruption of the Company’s key information technology systems or a breach of information security; (17) the Company’s ability to comply with, and the costs associated with compliance with U.S. and foreign environmental protection laws; (18) the Company’s ability to realize expected cost savings and efficiencies from its profitability improvement initiative and other optimization activities; (19) volatility and increases in the price of raw materials, energy and transportation; (20) price realization in a rising input cost environment; (21) fluctuations in the quality and availability of raw materials; (22) the impact of a disruption in the Company’s supply chain, availability of key raw materials, or its relationship with its suppliers; (23) any adverse impact on the availability, effectiveness and cost of the Company’s hedging and risk management strategies; (24) the Company’s ability to successfully manage its working capital and inventory balances; (25) the effect of legal and regulatory developments, as well as restrictions or costs that may be imposed on the Company or its operations by U.S. and foreign governments; (26) adverse changes in federal, state, local and international tax legislation or policies, including with respect to transfer pricing and state aid, and adverse results of tax audits, assessments, or disputes; and (27) changes in market conditions or governmental regulations relating to our pension and postretirement obligations. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on the Company’s business. Accordingly, the Company undertakes no obligation to publicly revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Use of Non-GAAP Financial Measures

We provide in this press release (1) Currency Neutral Sales, (2) Adjusted Operating Profit and Currency Neutral Adjusted Operating Profit and (3) Adjusted EPS and Currency Neutral Adjusted EPS, which exclude restructuring costs and other significant items of a non-recurring and/or nonoperational nature such as legal charges/credits, gains on sale of assets, tax assessment, operational improvement initiatives, integration related costs, FDA mandated product recall costs, acquisition related costs, CTA realization, Frutarom acquisition related costs and U.S. Tax reform (often referred to as “Items Impacting Comparability”) and, with respect to the currency neutral items, the impact of foreign currency movements. We provide these metrics as we believe that they are useful in providing period to period comparisons of the results of our operational performance. When we provide our expectations for our currency neutral metrics in our full year 2018 guidance, we estimate the anticipated FX impact by comparing prior year results to the prior year results restated at exchange rates in effect for the current year based on the currency of the underlying transaction. When we provide our expectations for our Adjusted Operating Profit and our Adjusted EPS in our full year 2018 guidance and the estimated Adjusted EBITDA for Frutarom, the closest corresponding GAAP measures (expected reported Operating Profit and EPS) and a reconciliation of the differences between the non-GAAP expectation and the corresponding GAAP measure generally are not available without unreasonable effort due to inherent difficulty of forecasting the timing and amount of reconciling items that would be excluded from the GAAP measure in the relevant future period and the relevant tax impact of such reconciling items on EPS. The variability of the excluded items may have a significant, and potentially unpredictable, impact on our future GAAP results. Currency Neutral Sales, Adjusted Operating Profit, Currency Neutral Adjusted Operating Profit, Adjusted EPS and Currency Neutral Adjusted EPS should not be considered in isolation or as substitutes for analysis of the Company’s results under GAAP and may not be comparable to other companies’ calculation of such metrics.

Meet IFF

International Flavors & Fragrances Inc. (NYSE:IFF) (Euronext Paris: IFF) (TASE: IFF) is a leading innovator of scent, taste, and nutrition, with over 110 manufacturing facilities, 100 R&D centers, and 33,000 customers globally. At the heart of our company, we are fueled by a sense of discovery, constantly asking “what if?”. That passion for exploration drives us to co-create unique products that consumers experience in more than 150,000 unique products sold annually. Our 13,000 team members globally take advantage of leading consumer insights, naturals exploration, research and development, creative expertise, and customer intimacy to develop differentiated offerings for consumer products. Learn more at www.iff.com, Twitter, Facebook, Instagram, and LinkedIn.

International Flavors & Fragrances Inc. Consolidated Income Statement (Amounts in thousands except per share data) (Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	% Change	2018	2017	% Change

Net sales	$907,548	$872,940	4%	$2,758,492	$2,544,094	8%
Cost of goods sold	506,882	492,542	3%	1,553,300	1,427,630	9%
Gross profit	400,666	380,398	5%	1,205,192	1,116,464	8%
Research and development expenses	75,302	73,762	2%	228,545	218,649	5%
Selling and administrative expenses	157,796	145,652	8%	457,847	428,675	7%
Amortization of acquisition-related intangibles	9,003	8,766	3%	27,772	24,327	14%
Restructuring and other charges, net	927	3,249	-71%	2,830	14,183	-80%
Gains on sales of fixed assets	(1,630)	(31)	5158%	(435)	(120)	263%
Operating profit	159,268	149,000	7%	488,633	430,750	13%
Interest expense	23,914	19,221	24%	93,755	49,584	89%
Loss on extinguishment of debt	38,810	-	N/A	38,810	-	N/A
Other income, net	(4,158)	(11,547)	-64%	(25,389)	(40,687)	-38%
Income before taxes	100,702	141,326	-29%	381,457	421,853	-10%
Taxes on income	4,986	31,065	-84%	57,176	86,033	-34%
Net income	$ 95,716	$110,261	-13%	$ 324,281	$ 335,820	-3%

Earnings per share - basic	$ 1.18	$ 1.39		$ 4.06	$ 4.24
Earnings per share - diluted	$ 1.17	$ 1.39		$ 4.04	$ 4.22

Average shares outstanding
Basic	81,263	79,063		79,783	79,072
Diluted	81,647	79,362		80,115	79,353

International Flavors & Fragrances Inc. Condensed Consolidated Balance Sheet (Amounts in thousands) (Unaudited)

	September 30,	December 31,
	2018	2017
Cash and cash equivalents	$ 5,274,459	$ 368,046
Receivables	701,111	663,663
Inventories	719,508	649,448
Other current assets	251,749	215,387
Total current assets	6,946,827	1,896,544

Property, plant and equipment, net	874,817	880,580
Goodwill and other intangibles, net	1,538,439	1,572,075
Other assets	255,459	249,727
Total assets	$ 9,615,542	$ 4,598,926

Short term borrowings	$ 45,985	$ 6,966
Other current liabilities	712,471	761,802
Total current liabilities	758,456	768,768

Long-term debt	4,331,242	1,632,186
Non-current liabilities	487,895	508,678

Shareholders' equity	4,037,949	1,689,294
Total liabilities and shareholders' equity	$ 9,615,542	$ 4,598,926

International Flavors & Fragrances Inc. Consolidated Statement of Cash Flows (Amounts in thousands) (Unaudited)

	Nine Months Ended September 30,
	2018	2017
Cash flows from operating activities:
Net income	$ 324,281	$ 335,820
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	95,994	85,446
Deferred income taxes	20,623	(3,439)
Gains on sale of assets	(435)	(120)
Stock-based compensation	22,041	20,149
Pension contributions	(15,983)	(36,870)
Loss on extinguishment of debt	38,810	-
Gain on deal contingent derivatives	(12,505)	-
Litigation settlement	-	(56,000)
Product recall claim settlement, net of insurance proceeds received	(3,090)	-
Foreign currency gain on liquidation of entity	-	(12,214)
Changes in assets and liabilities, net of acquisitions:
Trade receivables	(93,198)	(94,945)
Inventories	(92,705)	6,211
Accounts payable	(17,198)	(20,560)
Accruals for incentive compensation	(10,753)	2,907
Other current payables and accrued expenses	386	9,423
Other assets	(61,597)	3,824
Other liabilities	7,287	(40,143)
Net cash provided by operating activities	201,958	199,489

Cash flows from investing activities:
Cash paid for acquisitions, net of cash received	(22)	(191,304)
Additions to property, plant and equipment	(102,421)	(77,318)
Proceeds from life insurance contracts	1,837	1,941
Maturity of net investment hedges	(2,642)	2,226
Proceeds from disposal of assets	961	1275
Net cash used in investing activities	(102,287)	(263,180)

Cash flows from financing activities:
Cash dividends paid to shareholders	(163,318)	(151,678)
Increase in revolving credit facility and short term borrowings	112,483	35,998
Proceeds from sales of equity securities, net of issuance costs	2,268,965	-
Deferred financing costs	(21,944)	(5,373)
Repayments on debt	(288,810)	(250,000)
Proceeds from issuance of long-term debt	2,926,414	498,250
Gain (loss) on pre-issuance hedges	12,505	(5,310)
Proceeds from issuance of stock in connection with stock options	-	329
Employee withholding taxes paid	(9,725)	(11,509)
Purchase of treasury stock	(15,475)	(53,211)
Net cash provided by financing activities	4,821,095	57,496
Effect of exchange rates changes on cash and cash equivalents	(14,353)	(1,795)
Net change in cash and cash equivalents	4,906,413	(7,990)
Cash and cash equivalents at beginning of year	368,046	323,992
Cash and cash equivalents at end of period	$ 5,274,459	$ 316,002

International Flavors & Fragrances Inc. Business Unit Performance (Amounts in thousands) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net Sales
Flavors	$436,214	$409,800	$1,335,773	$1,230,286
Fragrances	471,334	463,140	1,422,719	1,313,808
Consolidated	907,548	872,940	2,758,492	2,544,094

Segment Profit
Flavors	96,497	87,375	317,666	278,768
Fragrances	87,488	88,959	261,545	247,824
Global Expenses	(19,578)	(17,693)	(63,975)	(47,472)
Operational Improvement Initiatives	(344)	(407)	(1,773)	(1,473)
Acquisition Related Costs	1	(5,436)	519	(20,502)
Integration Related Costs	(958)	(580)	(1,951)	(2,501)
Legal Charges/Credits, net	-	-	-	(1,000)
Tax Assessment	-	-	-	(5,331)
Restructuring and Other Charges, net	(927)	(3,249)	(1,837)	(14,183)
Gains on Sale of Assets	1,630	31	435	120
FDA Mandated Product Recall	9,800	-	4,800	(3,500)
Frutarom Acquisition Related Costs	(14,341)	-	(26,796)	-
Operating profit	159,268	149,000	488,633	430,750

Interest Expense	(23,914)	(19,221)	(93,755)	(49,584)
Loss on extinguishment of debt	(38,810)	-	(38,810)	-
Other income, net	4,158	11,547	25,389	40,687
Income before taxes	$100,702	$141,326	$ 381,457	$ 421,853

Operating Margin
Flavors	22.1%	21.3%	23.8%	22.7%
Fragrances	18.6%	19.2%	18.4%	18.9%
Consolidated	17.5%	17.1%	17.7%	16.9%

International Flavors & Fragrances Inc. Sales Performance by Region and Category (Unaudited)

		Third Quarter 2018 vs. 2017
		Percentage Change in Sales by Region of Destination
		Fine	Consumer Fragrances	Ingredients	Total Frag.	Flavors	Total

North America	Reported	-13%	1%	23%	3%	10%	7%

EAME	Reported	3%	2%	-4%	1%	7%	3%
	Currency Neutral	2%	2%	-5%	0%	6%	3%

Latin America	Reported	-7%	-4%	-12%	-6%	6%	-2%
	Currency Neutral	-3%	-3%	-11%	-4%	12%	1%

Greater Asia	Reported	21%	8%	14%	9%	3%	6%
	Currency Neutral	20%	8%	14%	9%	4%	7%

Total	Reported	-3%	2%	6%	2%	6%	4%
	Currency Neutral	-2%	2%	5%	2%	7%	4%

		First Nine Months 2018 vs. First Nine Months 2017
		Percentage Change in Sales by Region of Destination
		Fine	Consumer Fragrances	Ingredients	Total Frag.	Flavors	Total

North America	Reported	-2%	6%	16%	7%	9%	8%

EAME	Reported	7%	11%	10%	10%	15%	12%
	Currency Neutral	-1%	3%	3%	2%	7%	4%

Latin America	Reported	10%	1%	6%	4%	3%	3%
	Currency Neutral	13%	1%	5%	4%	6%	5%

Greater Asia	Reported	1%	8%	35%	12%	5%	8%
	Currency Neutral	-2%	6%	32%	10%	3%	6%

Total	Reported	5%	7%	16%	8%	9%	8%
	Currency Neutral	1%	4%	11%	5%	6%	6%

Currency neutral growth is calculated by translating prior year sales at the exchange rates used for the corresponding 2018 period.

International Flavors & Fragrances Inc. GAAP to Non-GAAP Reconciliation Foreign Exchange Impact (Unaudited)

Q3 Consolidated	Sales	Operating Profit	EPS
% Change - Reported (GAAP)	4%	7%	-16%
Items Impacting Comparability	0%	-3%	21%
% Change - Adjusted (Non-GAAP)	4%	4%	5%
Currency Impact	0%	0%	7%
% Change - Currency Neutral (Adjusted)	4%	3%*	12%

Q3 Flavors	Sales	Segment Profit
% Change - Reported (GAAP)	6%	10%
Currency Impact	1%	-3%
% Change - Currency Neutral	7%	7%

Q3 Fragrances	Sales	Segment Profit
% Change - Reported (GAAP)	2%	-2%
Currency Impact	0%	-3%
% Change - Currency Neutral	2%	-5%

9M YTD Consolidated	Sales	Operating Profit	EPS
% Change - Reported (GAAP)	8%	13%	-4%
Items Impacting Comparability	0%	-6%	13%
% Change - Adjusted (Non-GAAP)	8%	8%*	9%
Currency Impact	-3%	-3%	2%
% Change - Currency Neutral (Adjusted)	6%*	4%*	11%

*Item does not foot due to rounding

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Amounts in thousands)
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Gross Profit
	Third Quarter
	2018	2017
Reported (GAAP)	$ 400,666	$380,398
Operational Improvement Initiatives (a)	398	407
Acquisition Related Costs (b)	-	5,147
Integration Related Costs (c)	18	131
FDA Mandated Product Recall (e)	(9,800)	-
Adjusted (Non-GAAP)	$ 391,282	$386,083

Reconciliation of Selling and Administrative Expenses
	Third Quarter
	2018	2017
Reported (GAAP)	$ 157,796	$145,652
Acquisition Related Costs (b)	1	(289)
Integration Related Costs (c)	(915)	(383)
Frutarom Acquisition Related Costs (g)	(14,341)	-
Adjusted (Non-GAAP)	$ 142,541	$144,980

Reconciliation of Operating Profit
	Third Quarter
	2018	2017
Reported (GAAP)	$ 159,268	$149,000
Operational Improvement Initiatives (a)	344	407
Acquisition Related Costs (b)	(1)	5,436
Integration Related Costs (c)	958	580
Restructuring and Other Charges, net (d)	927	3,249
Gains on Sale of Assets	(1,630)	(31)
FDA Mandated Product Recall (e)	(9,800)	-
Frutarom Acquisition Related Costs (g)	14,341	-
Adjusted (Non-GAAP)	$ 164,407	$158,641

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Amounts in thousands)
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

	Reconciliation of Net Income
		Third Quarter
		2018				2017
		Income before taxes	Taxes on income (h)	Net income	Diluted EPS	Income before taxes	Taxes on income (h)	Net income	Diluted EPS
	Reported (GAAP)	$ 100,702	$ 4,986	$ 95,716	$ 1.17	$ 141,326	$ 31,065	$ 110,261	$ 1.39
	Operational Improvement Initiatives (a)	345	125	220	-	407	102	305	-
	Acquisition Related Costs (b)	(1)	1	(2)	-	5,436	1,949	3,487	0.04
	Integration Related Costs (c)	959	237	722	0.01	580	152	428	0.01
	Restructuring and Other Charges, net (d)	927	228	699	0.01	3,249	1,012	2,237	0.03
	Gains on Sale of Assets	(1,630)	(387)	(1,243)	(0.02)	(31)	(10)	(21)	-
	FDA Mandated Product Recall (e)	(9,800)	(2,344)	(7,456)	(0.09)	-	-	-	-
	U.S. Tax Reform (f)	-	8,151	(8,151)	(0.10)	-	-	-	-
	Frutarom Acquisition Related Costs (g)	54,994	9,561	45,433	0.56	-	-	-	-
	Adjusted (Non-GAAP)	$ 146,496	$ 20,558	$ 125,938	$ 1.54	$ 150,967	$ 34,270	$ 116,697	$ 1.47

(a)	For 2018, represents accelerated depreciation related to a plant relocation in India and Taiwan asset write off. For 2017, represents accelerated depreciation and idle labor costs in Hangzhou, China.
(b)	For 2017, represents the amortization of inventory "step-up" related to the acquisitions of David Michael, Fragrance Resources and PowderPure, included in cost of goods sold, and transaction costs related to the acquisitions of David Michael, Fragrance Resources and PowderPure, included in Selling and administrative expenses.
(c)	For 2018, represents costs related to the integration of Frutarom. For 2017, represents costs related to the integration of David Michael and Fragrance Resources acquisitions.
(d)	For 2018, represents severance costs related to the 2017 Productivity Program. For 2017, represents severance costs related to the 2017 Productivity Program which were partially offset by the reversal of 2015 severance charges that were no longer needed.
(e)	Represents recoveries from the supplier related to the previously disclosed FDA mandated recall.
(f)	Represents charges incurred related to enactment of certain U.S. tax legislation changes in December 2017.
(g)	Represents transaction-related costs and expenses related to the acquisition of Frutarom. Amount primarily includes $28.8 million of bridge loan commitment fees partially offset by $25.3 million net mark-to-market gains on deal-contingent interest rate derivatives included in Interest expense; $34.9 million make whole payment on the Senior Notes - 2007 and $3.9 million realized loss on a fair value hedge included in Loss on extinguishment of debt; $1.9 million realized gain on a foreign currency derivative included in Other income; and $14.3 million of transaction costs included in administrative expenses.
(h)	The income tax expense (benefit) on non-GAAP adjustments is computed in accordance with ASC 740 using the same methodology as the GAAP provision of income taxes. Income tax effects of non-GAAP adjustments are calculated based on the applicable statutory tax rate for each jurisdiction in which such charges were incurred, except for those items which are non-taxable for which the tax expense (benefit) was calculated at 0%. For third quarter of 2018, certain non-GAAP adjustments were subject to valuation allowances and therefore was calculated at 0%.
	The Company tracks the amount of amortization recorded on recent acquisitions in order to monitor its progress with respect to its Vision 2020 goals. The following amounts were recorded with respect to recent acquisitions: $0.7M related to PowderPure, $1.7M related to Fragrance Resources, $1.1M related to David Michael, $2.1M related to Lucas Meyer Cosmetics, and $1.6M related to Ottens Flavors

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Amounts in thousands)
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Gross Profit
	Third Quarter Year-to-Date
	2018	2017
Reported (GAAP)	$ 1,205,192	$1,116,464
Operational Improvement Initiatives (a)	1,254	1,473
Acquisition Related Costs (b)	-	16,055
Integration Related Costs (c)	18	316
FDA Mandated Product Recall (h)	(4,800)	3,500
Adjusted (Non-GAAP)	$ 1,201,664	$1,137,808

Reconciliation of Selling and Administrative Expenses
	Third Quarter Year-to-Date
	2018	2017
Reported (GAAP)	$ 457,847	$ 428,675
Acquisition Related Costs (b)	519	(4,447)
Integration Related Costs (c)	(915)	(1,867)
Legal Charges/Credits, net (d)	-	(1,000)
Tax Assessment (e)	-	(5,331)
Frutarom Acquisition Related Costs (j)	(26,796)	-
Adjusted (Non-GAAP)	$ 430,655	$ 416,030

Reconciliation of Operating Profit
	Third Quarter Year-to-Date
	2018	2017
Reported (GAAP)	$ 488,633	$ 430,750
Operational Improvement Initiatives (a)	1,773	1,473
Acquisition Related Costs (b)	(519)	20,502
Integration Related Costs (c)	1,951	2,501
Legal Charges/Credits, net (d)	-	1,000
Tax Assessment (e)	-	5,331
Restructuring and Other Charges, net (f)	1,837	14,183
Gains on Sale of Assets	(435)	(120)
FDA Mandated Product Recall (h)	(4,800)	3,500
Frutarom Acquisition Related Costs (j)	26,796	-
Adjusted (Non-GAAP)	$ 515,236	$ 479,120

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Amounts in thousands)
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

	Reconciliation of Net Income
		Third Quarter Year-to-Date
		2018				2017
		Income before taxes	Taxes on income (k)	Net income	Diluted EPS (l)	Income before taxes	Taxes on income (k)	Net income	Diluted EPS
	Reported (GAAP)	$ 381,457	$ 57,176	$ 324,281	$ 4.04	$ 421,853	$ 86,033	$ 335,820	$ 4.22
	Operational Improvement Initiatives (a)	1,774	561	1,213	0.02	1,473	368	1,105	0.01
	Acquisition Related Costs (b)	(519)	(134)	(385)	-	20,502	6,559	13,943	0.18
	Integration Related Costs (c)	1,952	237	1,715	0.02	2,501	757	1,744	0.02
	Legal Charges/Credits, net (d)	-	-	-	-	1,000	354	646	0.01
	Tax Assessment (e)	-	-	-	-	5,331	1,885	3,446	0.04
	Restructuring and Other Charges, net (f)	1,837	443	1,394	0.02	14,183	3,904	10,279	0.13
	Gains on Sale of Assets	(435)	(141)	(294)	-	(120)	(39)	(81)	-
	CTA Realization (g)	-	-	-	-	(12,214)	-	(12,214)	(0.15)
	FDA Mandated Product Recall (h)	(4,800)	(1,148)	(3,652)	(0.05)	3,500	1,238	2,262	0.03
	U.S. Tax Reform (i)	-	7,502	(7,502)	(0.09)	-	-	-	-
	Frutarom Acquisition Related Costs (j)	91,983	16,104	75,879	0.95	-	-	-	-
	Adjusted (Non-GAAP)	$ 473,249	$ 80,600	$ 392,649	$ 4.89	$ 458,009	$ 101,059	$ 356,950	$ 4.49

(a)	For 2018, represents accelerated depreciation related to a plant relocation in India and Taiwan asset write off. For 2017, represents accelerated depreciation and idle labor costs in Hangzhou, China.
(b)	For 2018, represents adjustments to the contingent consideration payable for PowderPure, and transaction costs related to Fragrance Resources and PowderPure within Selling and administrative expenses. For 2017, represents the amortization of inventory "step-up" related to the acquisitions of David Michael, Fragrance Resources and PowderPure, included in cost of goods sold, and transaction costs related to the acquisitions of David Michael, Fragrance Resources and PowderPure, included in Selling and administrative expenses.
(c)	For 2018, represents costs related to the integration of David Michael and Frutarom. For 2017, represents costs related to the integration of David Michael and Fragrance Resources acquisitions.
(d)	Represents additional charge related to litigation settlement.
(e)	Represents the reserve for payment of a tax assessment related to commercial rent for prior periods.
(f)	For 2018, represents severance costs related to the 2017 Productivity Program. For 2017, represents severance costs related to the 2017 Productivity Program which were partially offset by the reversal of 2015 severance charges that were no longer needed.
(g)	Represents the release of CTA related to the liquidation of a foreign entity.
(h)	For 2018, represents recoveries from the supplier for the third quarter, partially offset by final payments to the customer made for the effected product in the first quarter. For 2017, represents management's best estimate of losses related to the previously disclosed FDA mandated recall.
(i)	Represents charges incurred related to enactment of certain U.S. tax legislation changes in December 2017.
(j)	Represents transaction-related costs and expenses related to the acquisition of Frutarom. Amount primarily includes $39.4 million of bridge loan commitment fees included in Interest expense; $34.9 million make whole payment on the Senior Notes - 2007 and $3.9 million realized loss on a fair value hedge included in Loss on extinguishment of debt; $12.5 million realized gain on a foreign currency derivative included in Other income; and $26.8 million of transaction costs included in administrative expenses.
(k)	The income tax expense (benefit) on non-GAAP adjustments is computed in accordance with ASC 740 using the same methodology as the GAAP provision of income taxes. Income tax effects of non-GAAP adjustments are calculated based on the applicable statutory tax rate for each jurisdiction in which such charges were incurred, except for those items which are non-taxable for which the tax expense (benefit) was calculated at 0%. For third quarter of 2018, certain non-GAAP adjustments were subject to valuation allowances and therefore was calculated at 0%.
(l)	The sum of these items does not foot due to rounding.
	The Company tracks the amount of amortization recorded on recent acquisitions in order to monitor its progress with respect to its Vision 2020 goals. The following amounts were recorded with respect to recent acquisitions: $2.1M related to PowderPure, $5.6M related to Fragrance Resources, $3.4M related to David Michael, $6.4M related to Lucas Meyer Cosmetics, and $4.7M related to Ottens Flavors

International Flavors & Fragrances Inc.
521 West 57th Street
New York, NY 10019

T +212.765.5500
F +212.708.7132
iff.com

CONTACT:
International Flavors & Fragrances Inc.
Michael DeVeau, 212-708-7164
Head of Investor Relations and Communications & Divisional CFO, Scent
Michael.DeVeau@iff.com